PRESS RELEASE

                     L-3 COMMUNICATIONS ANNOUNCES SALES OF
                             CONVERTIBLE SECURITIES

NEW YORK, NY, October 22, 2001 -- L-3 Communications (NYSE:LLL) announced today that it has sold $350 million in 4.00% Senior Subordinated Convertible Contingent Debt Securities(SM) (CODES(SM)) due 2011 in a private placement. The CODES are convertible under certain conditions into the company's common stock at $107.625 per share, a premium equivalent to 25% over the closing price of $86.10 on Thursday, October 18, 2001. The company has also granted to the initial purchasers an option to purchase an additional $70 million of CODES for a thirteen-day period.

The company offered these securities in a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933.

L-3 Communications intends to use the net proceeds from the offering for general corporate purposes, including continuing acquisitions.

These CODES and the common stock issuable upon conversion of these CODES have not been registered under the Securities Act of 1933, as amended or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the CODES and common stock issued upon conversion of the CODES may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Headquartered in New York City, L-3 Communications is a leading merchant supplier of secure communications systems and products, avionics and ocean products, training products, microwave components and telemetry, instrumentation, space and wireless products. Its customers include the Department of Defense, selected US government intelligence agencies, aerospace prime contractors and commercial telecommunications and wireless customers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission.

     Cash & cash
      equivalents                                     $98.5     $32.7

     Total debt                                      $905.0  $1,095.0

     Shareholders'
      equity                                       $1,175.6    $692.6

(a) EBITDA represents earnings before interest, taxes, deprecation and amortization and is defined as operating income plus depreciation and amortization expenses.